Exhibit 99.1

Armeau Brands Inc. Completes Name Change to SanSal Wellness Holdings, Inc. and Announces New Trading Symbol SSWH

Fort Lauderdale, Florida - November 7, 2017 - SanSal Wellness Holdings, Inc. (“SanSal Wellness” or the “Company”) (OTC PINK: ARUU) is pleased to announce that the Company has received authorization from FINRA to implement its previously announced corporate name change from Armeau Brands Inc. to SanSal Wellness Holdings, Inc. and a corresponding change in its trading symbol.

Effective at the market open on Tuesday November 7, 21017, the Company’s shares of common stock will begin trading under the new trading symbol SSWH (CUSIP 80106F101).

The Company anticipates that shareholders holding common stock at registered brokerage firms in electronic form will have this name change processed automatically in their accounts over the next several days without further action from the shareholder. Shareholders holding physical certificates representing their shares are NOT required to submit their certificates for exchange. Physical certificate holders may contact the Company’s transfer agent, VStock Transfer LLC, at (212) 828-8436 to facilitate the exchange of their old Armeau Brands Inc. certificates for SanSal Wellness Holdings, Inc. shares should they wish to.

Alexander M. Salgado, CEO and co-founder of SanSal Wellness, commented, “The completion of the public company name change to SanSal Wellness Holdings, Inc. underscores our commitment to building shareholder value not only through recognition of our superior whole-plant hemp extract products, but also through strong nationwide sales and marketing strategies under the SanSal Wellness brand name.”

SanSal Wellness Holdings, Inc. IR/Media Contact

Toll-Free: (888) 549-7888

E-mail: investors@sansalwellness.com

About SanSal Wellness Holdings, Inc.

SanSal Wellness Holdings, Inc. is focused on producing superior quality, whole-plant, broad spectrum phytocannabinoid hemp oils and extracts. SanSal Wellness currently operates a 140-acre farm and production facilities in Pueblo, Colorado, and is registered with the Colorado Department of Agriculture to grow industrial hemp pursuant to federal law. The Company files periodic reports with the Securities and Exchange Commission, which can be viewed at www.sec.gov.

Cautionary Language Concerning Forward-Looking Statements

This SanSal Wellness Holdings, Inc. press release contains “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, including those with respect to the Company’s mission statement and growth strategy, are “forward-looking statements.” Although the Company's management believes that such forward-looking statements are reasonable, it cannot guarantee that such expectations are, or will be, correct. These forward-looking statements involve many risks and uncertainties, which could cause the Company’s future results to differ materially from those anticipated. Potential risks and uncertainties include, among others, general economic conditions and conditions affecting the industries in which the Company operates; the uncertainty of regulatory requirements and approvals; and the ability to obtain necessary financing on acceptable terms or at all. Additional information regarding the factors that may cause actual results to differ materially from these forward-looking statements is available in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update any of the information contained or referenced in this press release.